Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RightNow Technologies, Inc. 2004 Equity Incentive Plan, as amended and restated, and RightNow Technologies, Inc. Amended and Restated 1998 Long-Term Incentive and Stock Option Plan, of our reports dated June 27, 2011, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 17, 2012